Exhibit 99.2

IHOP Corp.

Third Quarter 2004 Conference Call Script

Operator Introduction

Good day ladies and gentlemen, and welcome to IHOP’s third quarter 2004 conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s third quarter 2004 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to inform you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission, news releases and future conference calls. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Third Quarter Performance Overview

Thanks, Stacy, and welcome to everyone participating on the call.  Today, we have a lot of information to share, so let’s begin with our performance highlights for third quarter.

We reported net income of $7.7 million [dollars], or $0.38 [cents] diluted earnings per share for the third quarter 2004.  Our net income and diluted earnings per share performance was impacted by pre-tax impairment and closure charges of $3.1 million related to our previously announced plan to strategically reposition Company-operated restaurants.  Excluding these charges, we had a strong bottom line performance, reporting net income of $9.6 million [dollars], or diluted net income per share of $0.47 [cents].  Our performance reflects the momentum we are experiencing in the marketplace as our energizing strategies continue to strengthen our core business.

System-wide same-store sales increased by 5.3% in the third quarter, reflecting the positive impact of the Paradise Pancakes and Never Ending Popcorn Shrimp limited time promotions featured during the quarter.  Year-to-date, same-store sales increased by 5.6%.  Our same-store sales performance continues at an exceptional pace, and remains a key factor in not only our strong financial performance for the quarter, but also our improved outlook for the year.

In the third quarter, it appears that our same-store sales growth was primarily driven by increases in average check, and to a much lesser extent, by increases in traffic.  We believe there are several factors driving these increases, including increased menu prices in response to commodity price pressures, menu price increases taken with the new menu design roll out during the quarter, and the impact of our higher priced Never Ending Popcorn Shrimp promotion.  Obviously, our preference is that same-store sales come from increased traffic in our restaurants, and not predominantly from check average increases, so we are watching this dynamic closely.

Paradise Pancakes – a second year promotion – performed well as we continue to build upon our strength at breakfast and protect our breakfast franchise.  Our guests are motivated by featured breakfast promotions and are eager to come into IHOP to try a new breakfast item, which they know and trust we execute well.

As you know, one of our key, longer-term goals is for guests to be just as eager to enjoy IHOP at lunch and dinner as they are at breakfast.  We have a three-pronged strategy to grow beyond the breakfast day part, including promotions that feature lunch and dinner items, core menu enhancements and our restaurant remodel package, which will improve the overall guest experience throughout the day.  Developing our lunch and dinner business is a longer-term strategic priority, and we remain committed to building these day parts.

Overall, we are pleased with our year-to-date same-store sales trends, as they perform ahead of our results last year and reflect our commitment to brand energizing strategies and operational excellence.

Our new Chief Marketing Officer, Carolyn O’Keefe, will be responsible for continuing to drive our same-store sales performance.  Under her leadership, we expect to build upon our successful marketing campaign and bring an added level of sophistication and execution to our efforts.  Our goal is to develop a fully integrated brand positioning across all day parts and deliver a genuine, warmhearted and welcoming experience every time a guest interacts with IHOP.  Carolyn’s experience at companies such as Baskin Robins, Disney and PepsiCo is ideally suited to help us achieve this goal, and we look forward to her contribution.

Our brand energizing efforts also involved the implementation of our restaurant remodel program, which has been well received by the franchise community.  We expect to complete approximately 50 remodels this year and approximately 240 to 260 remodels in 2005.  Our entire system will be remodeled over the next five years as we work to evolve guests’ perceptions of IHOP and the IHOP dining experience.

The roll out of our new core menu design is also proceeding well with 635 restaurants, or more than half our system, as franchisees have ordered or signed up for our new menu format.  Our new menu design has a more contemporary look and feel that reinforces our evolving brand image.  We also expect the menu to convey a real sense of new food news at IHOP with the addition of successful product promotions to the core menu — items that include Stuffed French Toast and Super Stacker Sandwiches.

We continue to promote operational excellence by working with our franchisees to improve their overall operational ratings.  We are providing the tools, training and support needed to lift average franchise operators to superior or excellent status.  Our efforts also included eliminating most of the lowest rated franchise operators from our system.  We continue to invest in our Mystery Shop program to get the feedback we need from our guests to ensure we are exceeding their expectations.  We have seen statistically significant improvements since the inception of our program across key areas, including our guests’ overall experience, service satisfaction and hospitality.

While our focus on operational excellence may appear to be a simple approach, never underestimate the power of IHOP and our franchisees’ focus on operations to move our system forward.  There is a tremendous amount of upside for IHOP to capture as we work to further instill operational excellence at the restaurant level.

Our dedication to operational excellence was best demonstrated last month as we hosted franchisees, operators, vendor partners and employees at our National Franchise Conference.  We topped last year’s record attendance with nearly 1,000 people coming together for our most important gathering of the year.  Through presentations, interactive breakouts and social functions, we celebrated the success of 2004, and began to prepare for an exciting 2005.  The theme of our National Franchise Conference was “Delivering the Promise.” Our franchisees, operators, vendor partners and employees walked away with a clear understanding of the vision for the IHOP brand, and the strategy and tactics required for continuing IHOP’s momentum in the marketplace.  With all our stakeholders focused on Delivering the Promise, IHOP is moving that much closer to becoming number one in family dining.

In 2004, we expect to open two to three IHOP restaurants in our new, dedicated Company market in Cincinnati.  In Cincinnati, we will introduce and test our new building prototype, in addition to many new marketing, operations, training and menu initiatives.  With our first restaurant set to open in late November, we are very excited to see Cincinnati become a true source of great ideas and best practices for our system.

During the quarter, our commitment to maximize franchise development began to materialize as franchisees opened a greater number of restaurants under our new business model.  11 franchisee-developed restaurants and one area licensee-developed restaurant opened during the quarter.  Also, I wanted to note that the timing of our franchisees’ development schedule is consistent with our historical development patterns, which have been somewhat “back loaded” to the second half of the year, and predominantly in the fourth quarter.  We are pleased that our franchisees are fulfilling their development commitments in accordance with their agreements, and in a timely manner.  We are confident of meeting our expectations of 35 to 45 new IHOP restaurants opened by our franchisees and area licensee in 2004.

Our development pipeline also continues to grow.  We have development agreements covering 241 new restaurants as of the end of the third quarter, and we are currently pursuing additional MSDA and SSDA commitments for 31 more IHOP restaurants.  At the time of our business model change in early 2003, we stated that it was our projection that there were about 400 to 800 new IHOP restaurants possible in the domestic U.S.  Reconciling this with the number of the restaurants we opened in 2003 and our projections for full-year 2004, our remaining potential stands at approximately 300 to 700 additional IHOP restaurants.  Our current development pipeline already gets us near the lower end of our original unit growth expectations, and we will continue our franchise recruiting efforts full force to capture every possible unit growth opportunity.

As I mentioned, the theme of our National Franchise Conference was Delivering the Promise.  Before I turn the call over to Tom, I’d like to take a moment to talk about how IHOP has delivered the promise for our shareholders.

We embarked on an agenda of dramatic change in January 2003, beginning with our business model transition.  We successfully changed our Company’s formula for growth from a Company-led development approach to a franchisee-led development effort, which allowed IHOP to focus on re-energizing unit level growth.  We reduced capital expenditures from $140 million [dollars] in 2002, which was our last full year of development, to our current expectations of spending between $13 million [dollars] and $16 million [dollars] in Capex this year.  This will have a terrific effect on our free cash flow performance.  We now expect to end 2004 with between $44 million [dollars] to $55 million [dollars] in positive free cash flow.  This more than a $100 million [dollar] difference, compared to IHOP’s negative free cash flow performance of $64 million [dollars] in fiscal 2002.

This turnaround has provided us with the cash to complete our current 2.6 million share repurchase authorization by the end of 2004.  In addition, we are set to pay our seventh dividend payment, which is the highest payment in the restaurant industry at $0.25 [cents] per share per quarter.

As a management team, we made many promises to our shareholders back in January 2003.  Since then, all the changes we have implemented over the past seven quarters have had a single, guiding principle at the heart of every decision we have made – improving shareholder value.  As we are set to complete our business model transition by the end of 2004, we are pleased to move to our steady state operating model next year having delivered on every promise we made to the investment community.  We took full advantage of the two-year transition period, and we now have a new business model that is ready to perform the way we envisioned it.

In many ways, we exceeded even our own expectations.

Now, I’d like to turn the call over to our Chief Financial Officer, Tom Conforti

Tom Conforti – Third Quarter Performance Detail

Thanks, Julia and good morning everyone.  Today, I’ll walk you through our performance for the quarter.  First, let’s begin with our bottom line performance.

We reported a 30.5% decrease in net income to $7.7 million, or a decrease of 25.5% in diluted earnings per share to $0.38 in the third quarter 2004.  Our net income and diluted net earnings per share performance was impacted by pre-tax impairment and closure charges of $3.1 million related to the Company’s strategic repositioning of Company-operated restaurants.  Excluding these charges, net income for the third quarter 2004 would have decreased 13.1% to $9.6 million, or 7.8% in diluted net income per share of $0.47.  This decrease is attributable to the reduction in the number of IHOP-developed restaurants franchised in the third quarter as we complete the transition to our new business model.

For the nine months ended September 30, 2004, we reported a decrease of 18.0% in net income to $22.9 million, or a decrease of 15.5% in diluted net income per share to $1.09.  Our performance year-to-date was impacted by pre-tax impairment and closure charges of $13.1 million.

As we’ve previously indicated, because of the transition to our new business model and planned reduction in Company-operated restaurants, we expected to see a reduction in revenues.  Total revenues for the quarter, in fact, decreased 17.4% to $86.5 million.  However, system-wide sales increased by 8.3% due to an increase in the number of effective restaurants, as well as our improved same-store sales performance.

Now, let me briefly cover our quarterly profit performance highlights by our four key reporting segments.

Franchise Operations revenues grew by 9.3%, while profit for the segment increased 6.9% for the quarter primarily due to increases in franchise retail sales.  Franchise retail sales increases were due to growth in effective units as well as our same-store sales performance.  Franchise operations expenses increased by 12.3%.  Franchise Operations profit was negatively impacted by a decrease in core franchise fees associated with the franchising of 19 fewer IHOP-developed restaurants in the quarter than in 2003.

Rental revenues and profit increased by 9.7% and 6.7% for the quarter due to an increase in the number of operating leases associated with new and refranchised restaurants.

Financing Operations revenues decreased by 61.8%, and profit decreased by 56.9% for the quarter because 19 fewer IHOP-developed restaurants were franchised and opened.

In our final segment, Company Restaurant Operations, we reported a 62.1% decrease in revenues due to 49 fewer effective Company-operated restaurants than in Q3 2003.  Expenses in this segment decreased by a like percentage as we significantly reduced the number of Company-operated restaurants.  As a result, the loss decreased 68.7%.

Last quarter, we shared our plan to aggressively refranchise the remaining restaurants in our Company-operated base.  I am pleased to report that our progress in reducing the number of Company restaurants is proceeding very well.  During the third quarter, we refranchised seven Company-operated restaurants, and closed seven Company-operated restaurants, in line with our repositioning plan.  These actions reduced our Company-operated base to 21 units.  18 of these remaining restaurants are in the pipeline to be refranchised by the end of the first quarter 2005.  We will continue to operate the three remaining restaurants with the intention of closing each restaurant upon the expiration of their leases – expected to be no later than 2007.  Of course, we expect to take back restaurants from time to time, which were originally developed under our old business model.

Moving on to General and Administrative expenses, G&A increased for the quarter by 23.5% to $15.7 million.  The increase was primarily due to the timing of our National Franchise Conference in September 2004.  The expenses related to last year’s NFC were incurred in the second quarter of 2003.

Moving to our cash flow statement, total cash flow from operations decreased slightly through the nine months to $51.8 million compared to $55.0 million in the same period last year due to the performance of our P&L, which was offset somewhat by a lower contribution from working capital.  In addition, we substantially reduced capital expenditures from $65.0 million during the first nine months of 2003 to $11.6 million for the same period in 2004.  This is in line with our expectations as our system shifts to franchisee-funded development of new restaurants.  Free cash flow – which we define as Cash from Operations less Capex – was a positive $40.2 million this year versus a negative $10 million in the first nine months of 2003.  That’s more than a $50 million turnaround.  As Julia highlighted, improving free cash flow is one of the key financial benefits of our business model transition, which we only expect to improve over time.

We continue to make progress on our share buy back activities.  During the third quarter, we bought back 315,000 shares at an average price of $36.01.  Since inception, we have bought back a total of 2.2 million shares, and we remain on track to fulfill our current 2.6 million share authorization by the end of 2004.

Our share buyback activities had a significant effect on our balance sheet as our balance of cash, cash equivalents and marketable securities at the end of the third quarter decreased by 23.4% to $56.4 million from $73.5 million at the end of 2003.  Our longer-term asset categories showed a continuing gradual decline, as expected, due to our business model change.  Long-

term receivables decreased to $341.6 million from $354.0 million at the end of 2003.  The balance of property and equipment decreased 3.0% to $304.9 million from the end of last year.

Our Board of Directors declared a quarterly cash dividend of $0.25 per common share payable November 19, 2004 to shareholders of record as of November 1, 2004.

Now, I’d like to turn the call back to Julia.

Julia Stewart – 2005 Steady State Expectations

Thanks, Tom.  Before I open the call up for your questions, I’d like to take a moment to update our guidance for 2004.

We expect our EPS performance to be better than expected due to the continuing strength of our same-store sales performance and unit growth.  We now expect fiscal 2004 net income to range between $1.45 and $1.55 per diluted share, including the effect of the write-off related to our repositioning of Company-operated restaurants.  Excluding the write-off, we expect fiscal 2004 net income to range between $1.85 and $1.95 per diluted share.  Previously, our guidance had been that net income for fiscal 2004 would range between $1.40 to $1.50 per diluted share including the effect of the write-off, and between $1.80 and $1.90 per diluted share, excluding the effect of the write-off.

We are increasing our cash flow from operations expectations for 2004 to range between $60 million [dollars] and $65 million [dollars], which is better than our previous guidance of $50 million [dollars] to $55 million [dollars].  This increase is due to the continuing strength of our core business as well as improvements in receivables collection.

We are slightly increasing capital expenditures for 2004 to range between $13 million [dollars] and $16 million [dollars].  This is due primarily to higher than anticipated capital expenses associated with the development and testing of IHOP’s new remodel package.  In addition, expenditures associated with IHOP-developed restaurants opened prior to 2004 were incurred this year.  Previously, our guidance had been that capital expenditures for fiscal 2004 would be on the higher end of our $10 million [dollar] to $15 million [dollar] range, which we provided at the beginning of the year.

We are ending 2004 in an extremely strong position, with our new business model ready to fulfill our steady state performance expectations.  We are so proud of what our Company has accomplished.  IHOP is truly on its way to becoming number one in family dining.

Being number one is a vision you have heard me talk about often, so let me tell you what it means for me, our management team, our franchisees and for our employees.  It means continuing to lead the family dining category with strong same-store sales.  Being number one also means that IHOP will have more restaurants than any other competitor in family dining.  As IHOP begins to open 60 restaurants per year, reaching this goal is only a matter of time.  Operations excellence is another measure of becoming number one in family dining, and we are making significant progress on this front – raising the bar month-in and month-out.  Finally, we want our guests to think of IHOP first when choosing which family dining restaurant to eat at.  For us, that means we have to improve IHOP’s total unaided awareness.  Candidly, this is a very challenging goal as our guests most strongly associate IHOP as a place for breakfast.  However, we’re doing all the right things with our focus on improving our execution and appeal at lunch and dinner to expand our guests’ perceptions about IHOP throughout the day.

Now, Tom and I would be pleased to answer any questions you have.  Operator?